EXHIBIT 99.1

Company Contacts:
Tamara A. Seymour	Pete De Spain
CFO and Vice President,	Associate Director,
Finance & Administration	Investor Relations & Corporate Communications
Favrille, Inc.	Favrille, Inc.
(858) 526-8035	(858) 526-2426
tseymour@favrille.com	pdespain@favrille.com

Favrille Completes Debt Financing to Fund Commercial Manufacturing Facility

San Diego – Jan. 6, 2006 – Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing patient-specific immunotherapies for the treatment of cancer, announced today that it has secured a $20 million line of credit through loan and security agreements with General Electric Capital Corporation (GECC) and Oxford Financial Corporation (Oxford). The debt financing will be used primarily to fund the Company’s recently announced facility expansion to support commercial-scale manufacturing of FavId®, Favrille’s lead product candidate currently in a Phase 3 clinical trial for the treatment of follicular B-cell non-Hodgkin’s lymphoma (NHL).

“This transaction is another significant accomplishment as we prepare for the commercial launch of FavId,” said Tamara A. Seymour, Chief Financial Officer and Vice President, Finance and Administration of Favrille. “As we announced in November, we negotiated an amended lease agreement to expand our current facility for commercial manufacturing at an estimated cost of only $24 million. Now we have completed a debt financing with very favorable terms. We believe that our traditional debt financing and landlord improvement allowances will enable us to complete a large-scale, patient-specific commercial manufacturing facility without utilizing any proceeds from equity offerings.”

Favrille expects that the capacity of its expanded facility, including 80,000 square feet dedicated exclusively to manufacturing, will be sufficient to supply FavId for up to 4,000 patients per year. The cost of this expansion, including laboratory and manufacturing equipment, is estimated at $24 million, of which the landlord will provide approximately $11 million in the form of a tenant improvement allowance. The Company expects to use $13 million of its $20 million line of credit to fund the additional capital expenditures. Favrille intends to use the remaining $7 million available under the line of credit for additional equipment, software and refinancing of existing debt, including approximately $3 million that was borrowed against the line of credit on December 30, 2005.

For a description of the material terms of the line of credit, please refer to Favrille’s current report on Form 8-K filed today.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the research, development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor. FavId is currently under investigation in a pivotal Phase 3 clinical trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary cost-effective manufacturing technology, including a second product candidate, FAV-201, for the treatment of T-cell lymphoma.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the manufacturing capacity of the expanded facility, the expected cost of the facility expansion and financing of such costs, and Favrille’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the ability of the expanded facility to supply FavId for up to 4,000 patients per year; progress and timing of clinical trials for FavId, including potential delays in patient enrollment; difficulties or delays in development, testing, manufacturing and marketing FavId or Favrille’s other product candidates; Favrille’s ability to obtain marketing approval for FavId or Favrille’s other product candidates and the timing of any such approvals; risks associated with achieving projected operating metrics and financial performance or the anticipated number of patients using FavId; Favrille’s ability to obtain additional financing to support its operations; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding the safety and efficacy of Favrille’s product candidates cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.